Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Closes on New Credit Facilities

PITTSBURGH, PA – February 25, 2021 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), a provider of building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical and plumbing systems for a diversified group of commercial and institutional building owners, today announced that it has entered into new credit agreements (the “Credit Facilities”) led by Wintrust Financial Corporation (“Wintrust”), together with a syndicate of commercial financial institutions. The Credit Facilities consist of a $25.0 million revolving credit facility (including a $5.0 million letter of credit sublimit) (“Revolver”) and a $30.0 million term loan (“Term Loan”) which together replaced its previous credit facilities.

“We’re pleased to have successfully completed the refinancing of our senior credit facilities, accomplishing a key strategic initiative of meaningfully reducing the Company’s cost of debt capital. The terms of the Credit Facilities reflect our substantially improved operating performance,” said Charlie Bacon, President and CEO of Limbach. “The new Credit Facilities provide for a total of up to $25.0 million of availability to fund the Company’s working capital needs and potential additional debt capacity to support our strategic growth plans. As a result of significantly reduced interest rates and a lower overall level of funded debt, the Company expects to realize approximately $4.0 million of reduced cash interest expense in fiscal 2021 compared to fiscal 2020, based on our current forecast. After paying off existing debt, we now have total funded indebtedness of $30.0 million under the Credit Facilities. At closing, no amounts were funded under the Revolver. We appreciate the support of Wintrust and the other syndicate members in structuring and funding the Credit Facilities, and in partnering with Limbach as we look forward.”

Under the terms of the Credit Facilities, the interest rate on the Revolver is, at the Company’s option, LIBOR plus 3.5% or a base rate plus 0.5%, and the interest rate on the Term Loan is, at the Company’s option, LIBOR plus 4.0% or a base rate plus 1.0%, in each case with a minimum LIBOR floor of 0.25% and base rate floor of 3.0%. Both the Revolver and the Term Loan feature a 50-75 basis point reduction in applicable margin on achieving a senior leverage ratio (as defined in the loan agreement) of less than 1.00:1. The Term Loan will amortize $500,000 monthly starting March 31, 2021. Additional details regarding the Credit Facilities can be found in the Form 8-K filed today by the Company with the U.S. Securities and Exchange Commission.

About Limbach

Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 22 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the execution of the Company’s long-term strategic roadmap and the expected uses of the proceeds from the new credit agreement. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group, Inc. Jeremy Hellman, CFA Vice President (212) 836-9626 / jhellman@equityny.com	or	Limbach Holdings, Inc. S. Matthew Katz Executive Vice President (212) 201-7006 / matt.katz@limbachinc.com